SEMIANNUAL REPORT
=================


NICHOLAS II, INC.





700 North
Water Street
Milwaukee,
Wisconsin 53202


September 30, 1996

				       November 27, 1996

Dear Fellow Shareholders:

    Nicholas II, Inc. ended it's fiscal year, September 30, 1996, with a net asset value per share of $33.34, a return of 21.35% and $760 million in total net assets. This performance compares favorably to the benchmark Russell 2000 which returned 13.13% for the same period.

    Performance of the Fund is shown below for the time periods ended September 30, 1996:


									Average Annual Total Return*
								 ---------------------------------------
						 1/1/96-9/30/96  1 Year    3 Years   5 Years    10 Years
						 --------------  ------    -------   -------    --------
Nicholas II (Distributions Reinvested)..........     +16.05%    +21.35%    +16.14%   +13.57%     +13.23%
NASDAQ OTC Composite (Excludes Income)..........     +16.61%    +17.57%    +17.17%   +18.42%     +13.34%
Standard & Poor's 500 (Income Reinvested).......     +13.49%    +20.32%    +17.44%   +15.21%     +14.97%
Russell 2000 (Includes Income)..................     +10.73%    +13.13%    +12.74%   +15.76%     +11.91%
Ending value of $10,000 invested in Nicholas II
  (Distributions Reinvested)....................     $11,605    $12,135    $15,667   $18,891     $34,653


*Total returns are historical and include change in share price and reinvestment of dividend and capital gain distributions. Past performance is no guarantee of future results. Principal value and return will fluctuate so an investment, when redeemed, may be worth more or less than original cost.

   The Fund's performance for the year was driven by long-term holdings such as Keane and Expeditors International, along with financial holdings which benefited from declining interest rates. The Fund's large healthcare exposure did not help much due to investor nervousness over the election and potential government regulation. This sector should benefit from a more certain regulatory environment and continued strong fundamentals.

   As I write this letter, major market indices seem to reach all-time highs daily. This year's market has been characterized by outperformance of large capitalization companies over small. This can be seen by the performance of the S&P 500 or NASDAQ over the Russell 2000 for the calendar year through September 30, 1996. What is astonishing this year, is the narrowness of the rally. For example, if you take Microsoft ($89.9 billion market capitalization) and Intel ($100.0 market capitalization) out of the NASDAQ index, the approximate return drops from 16% to 12% for the nine months ended September 30, 1996. This large capitalization rally continues to be fueled by a steadily growing economy, with little inflationary pressure and improving productivity.

   The long-term bull market since 1990, along with good price performance by the Nicholas II portfolio companies has caused the Fund's price/earnings ratio to reach historical high levels. This has caused us to examine closely the risk level of the Fund. We are comfortable with the business risk in the portfolio and believe in being fully invested. Our quality companies will most likely maintain a fair value. I like to fall back on what Warren Buffett once said, "You limit your downside risk by holding high quality businesses run by high quality managements." If we lower the quality of the companies we hold, we may increase the business risk therefore increasing downside risk.

   The long-running bull market has also brought with it a proliferation of new mutual funds and financial advisors. We see ads in newspapers for mutual funds with 70% to 90% returns in boldface letters. Then we read the fine print to find out the fund is only six months old and has less than $10,000,000 in total assets. We also are amazed at how many funds claim to be #1 because of some obscure category they are in. In my opinion, these ads are irresponsible and can encourage shareholders to have a "gamblers" mentality when it comes to investing. A true "investors" fund has a turnover ratio of less than 40%, and a total expense ratio of less than 1.25%, including any 12b-1 expenses. Nicholas II's turnover averages less than 20%, has a total expense ratio of only .62% (one of the lowest in the industry) and no 12b-1 expense. We believe in giving the performance to the shareholders, not the middlemen.

   As you can probably sense, our age old saying applies now more than ever, "We remain short-term cautious, yet long-term bullish." I am excited about the long-term prospects of the companies in the portfolio along with the ability of our staff to find, research and understand quality companies with good long-term growth prospects. We also want to thank you, our shareholders, whom I believe are well educated when it comes to the pure investment process.


				       Sincerely,

				       /S/ David O. Nicholas

				       David O. Nicholas
				       Portfolio Manager

SCHEDULE OF INVESTMENTS
SEPTEMBER 30, 1996
------------------------------------------------------------------------------
						       QUOTED
   SHARES OR                                           MARKET
   PRINCIPAL                                           VALUE
    AMOUNT                                          (NOTE 1 (A))
   ---------                                        ------------

  COMMON STOCKS - 95.7%
	    BANKS AND FINANCE - 9.1%
    306,023 Associated Banc-Corp                    $ 12,355,679
    223,125 Fifth Third Bancorp                       12,969,141
    144,800 First Financial Corporation                3,475,200
      8,803 First National Bank of Anchorage (The)    13,556,620
    413,287 Litchfield Financial Corporation +         5,786,018
    527,900 Marshall & Ilsley Corporation             15,902,988
    195,000 MBNA Corporation                           6,776,250
						    ------------
						      70,821,896
						    ------------
	    BUSINESS SERVICES - 17.2%
    330,000 Alco Standard Corporation                 16,458,750
    420,000 Checkfree Corporation *                    8,400,000
    200,000 Danka Business Systems PLC                 7,950,000
     75,000 Envoy Corporation *                        2,906,250
    642,500 Fiserv, Inc. *                            24,575,625
    419,062 G&K Services, Inc. - Class A              12,257,563
  1,018,675 Keane, Inc. * +                           48,896,400
    449,500 Micro Warehouse, Inc. *                   11,574,625
    173,900 Programming and Systems, Inc. *
	     (Note 1 (a))                                      0
						    ------------
						     133,019,213
						    ------------
	    CONSUMER PRODUCTS AND SERVICES - 3.6%
    146,900 Central Parking Corporation                4,774,250
    313,850 Newell Co.                                 9,415,500
    126,000 ThermoTrex Corporation *                   4,662,000
    175,600 Valspar Corporation (The)                  8,648,300
						    ------------
						      27,500,050
						    ------------
	    FOOD AND BEVERAGE - 2.9%
    250,000 Outback Steakhouse, Inc. *                 6,031,250
    459,000 Tootsie Roll Industries, Inc.             16,237,125
						    ------------
						      22,268,375
						    ------------
	    HEALTH CARE PRODUCTS - 10.2%
    108,000 Amgen Inc. *                               6,817,500
    322,029 Block Drug Company, Inc. - Class A        14,451,051
    315,900 DENTSPLY International Inc.               14,057,550
    591,200 Elan Corporation, plc *                   17,662,100
    376,000 Forest Laboratories, Inc. *               13,583,000
    227,500 Sofamor/Danek Group, Inc. *                7,024,063
    130,000 Thermo Cardiosystems Inc. *                4,761,250
     47,250 Trex Medical Corporation *                   927,281
						    ------------
						      79,283,795
						    ------------
	    HEALTH CARE SERVICES - 21.7%
    141,585 American HomePatient, Inc. *               3,150,266
    119,853 Cardinal Health, Inc.                      9,902,854
    581,000 Emeritus Corporation * +                   9,150,750
    458,750 Health Care and Retirement Corporation * 10,780,625 1,459,993 Health Management
	     Associates, Inc. Class A *               36,317,326
    555,600 Healthsource, Inc. *                       8,195,100
    145,000 Oxford Health Plans, Inc. *                7,213,750
    173,500 PacifiCare Health Systems, Inc. *         15,007,750
    466,600 Patterson Dental Company *                12,481,550
    153,750 PhyCor, Inc. *                             5,852,186
    522,500 Quorum Health Group, Inc. *               12,931,875
    425,646 Vencor, Inc. *                            13,727,083
    713,955 VIVRA Incorporated *                      23,292,782
						    ------------
						     168,003,897
						    ------------
	    INDUSTRIAL PRODUCTS AND SERVICES - 0.4%
    169,000 Watts Industries, Inc. - Class A           3,316,625
						    ------------
	    INSURANCE - 6.9%
    110,000 Foremost Corporation of America            6,050,000
    187,500 MGIC Investment Corporation               12,632,813
    619,200 Mutual Risk Management Ltd.               17,956,800
    445,000 Protective Life Corporation               16,798,750
						    ------------
						      53,438,363
						    ------------
	    MEDIA, COMMUNICATIONS AND ENTERTAINMENT - 7.0% 460,000 American Mobile Satellite Corporation * 6,670,000
    105,000 British Sky Broadcasting Group plc         5,775,000
    335,000 General Motors Corporation - Class H      19,346,250
    175,000 Penske Motorsports, Inc. *                 6,146,875
    310,000 PanAmSat Corporation *                     8,622,030
    335,000 United States Satellite Broadcasting
	     Company, Inc. - Class A *                 7,788,750
						    ------------
						      54,348,905
						    ------------
	    RETAIL TRADE - 13.0%
    628,500 Arbor Drugs, Inc.                         13,669,875
    320,000 AutoZone, Inc. *                           9,280,000
    335,000 Circuit City Stores, Inc.                 12,101,875
    562,500 Consolidated Stores Corporation *         22,500,000
    521,500 Heilig-Meyers Company                      8,148,437
    471,400 Kohl's Corporation *                      16,970,400
    526,000 OfficeMax, Inc. *                          7,364,000

						       QUOTED
   SHARES OR                                           MARKET
   PRINCIPAL                                           VALUE
    AMOUNT                                          (NOTE 1 (A))
   ---------                                        ------------
	    RETAIL TRADE - 13.O% (CONTINUED)
    310,000 O'Reilly Automotive, Inc. *             $ 10,695,000
						    ------------
						     100,729,587
						    ------------
	    TRANSPORTATION - 3.7%
    494,000 Expeditors International of
	     Washington, Inc.                         17,413,500
    392,595 Heartland Express, Inc. *                 11,090,809
						    ------------
						      28,504,309
						    ------------
	      TOTAL COMMON STOCKS
	       (cost $402,794,950)                   741,235,015
						    ------------

  CONVERTIBLE BOND - 041%
  $1,000,000 Emeritus Corporation,
	      6.25%, due January 1, 2006
	       (cost $1,000,000)+                        970,000
						    ------------

  SHORT-TERM INVESTMENTS - 4.1%
	     COMMERCIAL PAPER - 3.2%
   2,000,000 Harnischfeger Industries, Inc.,
	      5.50%, due October 2, 1996               1,999,694
   2,000,000 Quad/Graphics, Inc.,
	      5.50%, due October 4, 1996               1,999,083
   2,000,000 Harnischfeger Industries, Inc.,
	      5.50%, due October 7, 1996               1,998,167
   2,500,000 Quad/Graphics, Inc.,
	      5.55%, due October 9, 1996               2,496,917
   2,075,000 Fiserv, Inc.,
	      5.55%, due October 16, 1996              2,070,201
   2,075,000 Fiserv, Inc.,
	      5.55%, due October 18, 1996              2,069,562
   2,750,000 Mosinee Paper Corporation,
	      5.55%, due October 21, 1996              2,741,521
   2,000,000 Harnischfeger Industries, Inc.,
	      5.55%, due October 23, 1996              1,993,217
   2,000,000 Quad/Graphics, Inc.,
	      5.55%, due October 25, 1996              1,992,600
   2,000,000 Schreiber Foods, Inc.,
	      5.60%, due October 28, 1996              1,991,600
   1,500,000 Columbia/HCA Healthcare Corporation,
	      5.52%, due November 4, 1996              1,492,180
   2,000,000 Fiserv, Inc.,
	      5.50%, due November 6, 1996              1,989,000
						    ------------
						      24,833,742
						    ------------
	     VARIABLE DEMAND NOTES - 0.9%
     384,600 General Mills, Inc.,
	      5.19%, due October 1, 1996                 384,600
   2,738,935 Johnson Controls, Inc.,
	      5.22%, due October 1, 1996               2,738,935
     488,900 Pitney Bowes Credit Corporation,
	      5.19%, due October 1, 1996                 488,900
   1,611,630 Sara Lee Corporation,
	      5.17%, due October 1, 1996               1,611,630
   2,213,500 Warner-Lambert Company,
	      5.17%, due October 1, 1996               2,213,500
						    ------------
						       7,437,565
						    ------------
	       TOTAL SHORT-TERM
		INVESTMENTS
		(cost $32,199,550)                    32,271,307
						    ------------
		TOTAL INVESTMENTS                    774,476,322
						    ------------
	     CASH AND RECEIVABLES, NET
	       OF LIABILITIES - 0.1%                     278,913
						    ------------
	       TOTAL NET ASSETS (Basis of
		percentages disclosed above)        $774,755,235
						    ============


* Nondividend paying security
+ This company is affiliated with the Fund as defined in Section 2(a)(2)-(3) of the Investment Company Act of 1940, in that the Fund holds 5% or more of its outstanding voting securities.



     The accompanying notes to financial statements are an integral part of this schedule.


STATEMENT OF ASSETS AND LIABILITIES
SEPTEMBER 30, 1996
-------------------------------------------------------------------------------------------------------------
ASSETS:
   Investments in securities at market value (Note 1 (a)) --
   Nonaffiliated issuers (cost $414,332,717)-see accompanying schedule of investments........    $710,643,154
   Affiliated issuers (cost $21,661,783)-see accompanying schedule of investments (Note 5)...      63,833,168
												 ------------
	   Total investments.................................................................     774,476,322
												 ------------
   Cash......................................................................................          94,014
												 ------------
   Receivables --
     Investment securities sold..............................................................       1,188,118
     Dividends and interest..................................................................         460,557
												 ------------
	   Total receivables.................................................................       1,648,675
												 ------------
	   Total assets......................................................................     776,219,011
												 ------------
LIABILITIES:
   Payables --
     Investment securities purchased.........................................................       1,019,138
     Management fee (Note 2).................................................................         303,761
     Other payables and accrued expenses.....................................................         140,877
												 ------------
	   Total liabilities.................................................................       1,463,776
												 ------------
	   Total net assets..................................................................    $774,755,235
												 ============
NET ASSETS CONSIST OF:
  Fund shares issued and outstanding.........................................................    $369,186,422
  Net unrealized appreciation on investments (Note 3)........................................     338,410,065
  Accumulated undistributed net realized gains on investments................................      65,720,712
  Accumulated undistributed net investment income............................................       1,438,036
												 ------------
												 $774,755,235
												 ============
NET ASSET VALUE PER SHARE ($.01 par value, 200,000,000 shares authorized)
  offering price and redemption price ($774,755,235 ./. 23,235,296 shares
  outstanding)...............................................................................          $33.34
												       ======

	The accompanying notes to financial statements are an integral part of this statement.


STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 1996
------------------------------------------------------------------------------------------------------------
INCOME:
   Dividends --
     Nonaffiliated issuers...................................................................  $ 5,158,996
     Affiliated issuers (Note 5).............................................................       13,230
     Interest................................................................................    1,436,690
     Other...................................................................................       26,444
											       -----------
												 6,635,360
											       -----------
EXPENSES:
   Management fee (Note 2)...................................................................    3,830,524
   Transfer agent fees.......................................................................      440,741
   Postage...................................................................................       60,844
   Custodian fees............................................................................       51,415
   Printing..................................................................................       30,112
   Registration fees.........................................................................       29,274
   Legal fees................................................................................       24,841
   Audit and tax consulting fees.............................................................       23,775
   Telephone.................................................................................       14,302
   Directors' fees...........................................................................        9,000
   Insurance.................................................................................        4,956
   Other operating expenses..................................................................        3,260
											       -----------
												 4,523,044
											       -----------
		   Net investment income.....................................................    2,112,316
											       -----------
NET REALIZED GAINS ON INVESTMENTS (Note 1 (b)):
   Nonaffiliated issuers ....................................................................   73,968,832
   Affiliated issuers (Note 5)...............................................................            -
											       -----------
												73,968,832
											       -----------

NET INCREASE IN UNREALIZED APPRECIATION ON INVESTMENTS.......................................   62,431,510
											      ------------
   Net gains on investments.. ...............................................................  136,400,342
											      ------------
   Net increase in net assets resulting from operations...................................... $138,512,658
											      ============



	The accompanying notes to financial statements are an integral part of this statement.


STATEMENTS OF CHANGES IN NET ASSETS
FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1995
-------------------------------------------------------------------------------------------------------------
										1996               1995
									   ------------        ------------
OPERATIONS:
   Net investment income.................................................. $  2,112,316        $  4,279,862
   Net realized gains on investments (Note 1 (b)).........................   73,968,832          53,181,461
   Net increase in unrealized appreciation on investments.................   62,431,510          71,740,215
									   ------------        ------------
	   Net increase in net assets resulting from operations...........  138,512,658         129,201,538
									   ------------        ------------
DISTRIBUTIONS TO SHAREHOLDERS:
   Distributions from net investment income
     ($0.1750 and $0.2056 per share, respectively)........................   (3,881,013)         (4,696,388)
   Distributions from net realized gains on investment transactions
     ($2.4979 and $1.8944 per share, respectively)........................  (55,403,755)        (43,254,533)
									   ------------        ------------
	   Total distributions............................................  (59,284,768)        (47,950,921)
									   ------------        ------------
CAPITAL SHARE TRANSACTIONS:
   Proceeds from shares issued (1,894,643 and 1,264,903)
     shares, respectively)................................................   60,059,790          33,523,121
   Net asset value of shares issued in distributions from
     net investment income and net realized gains
     (1,967,328 and 1,867,730 shares, respectively).......................   55,675,398          45,012,292
   Cost of shares redeemed (3,315,408 and 3,835,468 shares, respectively). (102,441,820)       (102,224,623)
									   ------------        ------------
	   Increase (decrease) in net assets derived from
	    capital share transactions....................................   13,293,368         (23,689,210)
									   ------------        ------------
	   Total increase in net assets...................................   92,521,258          57,561,407
									   ------------        ------------
NET ASSETS, at the beginning of the year (including undistributed net
   investment income of $3,206,733 and $3,623,259, respectively)..........  682,233,977         624,672,570
									   ------------         -----------
NET ASSETS, at the end of the year (including undistributed net
   investment income of $1,438,036 and $3,206,733, respectively).......... $774,755,235        $682,233,977
									   ============        ============

	The accompanying notes to financial statements are an integral part of these statements.


FINANCIAL HIGHLIGHTS
(FOR A SHARE OUTSTANDING THROUGHOUT THE YEAR)
--------------------------------------------------------------------------------------------------------------------------------

								   Year Ended September 30,
				       1996     1995     1994     1993     1992     1991     1990     1989     1988     1987
				       ----     ----     ----     ----     ----     ----     ----     ----     ----     ----
NET ASSET VALUE, BEGINNING
 OF YEAR............................  $30.07   $26.71   $26.94   $24.53   $23.87   $17.39   $21.76   $18.58   $21.01   $16.90

   INCOME FROM INVESTMENT
    OPERATIONS:
   Net investment income............     .10     .24       .21      .21      .23      .26      .36      .29      .36      .24
   Net gains or (losses) on
    securities (realized and
    unrealized).....................    5.84    5.22      1.23     3.24     1.07     6.70    (3.75)    3.31    (1.15)    4.80
				      ------   -----    ------   ------   ------   ------   ------   ------   ------   ------
      Total from investment
       operations...................    5.94    5.46      1.44     3.45     1.30     6.96    (3.39)    3.60     (.79)    5.04
				      ------   -----    ------   ------   ------   ------   ------   ------   ------   ------
   LESS DISTRIBUTIONS:
   Dividends (from net
    investment income)..............    (.18)   (.21)     (.20)    (.24)    (.24)    (.34)    (.31)    (.34)    (.34)    (.42)
   Distributions (from capital
    gains)..........................   (2.49)  (1.89)    (1.47)    (.80)    (.40)    (.14)    (.67)    (.08)   (1.30)    (.51)
				      ------   -----    ------   ------   ------   ------   ------   ------   ------   ------
      Total distributions              (2.67)  (2.10)    (1.67)   (1.04)    (.64)    (.48)    (.98)    (.42)   (1.64)    (.93)
				      ------   -----    ------   ------   ------   ------   ------   ------   ------   ------
NET ASSET VALUE, END
 OF YEAR............................  $33.34   $30.07   $26.71   $26.94   $24.53   $23.87   $17.39   $21.76   $18.58   $21.01
				      ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
TOTAL RETURN........................  21.35%   22.39%    5.49%   14.19%    5.59%   40.91%  (16.14%)  19.88%   (1.48%)   31.44%

RATIOS/SUPPLEMENTAL DATA:
Net assets, end of
 year (millions)....................  $774.8   $682.2   $624.7   $715.8   $646.5   $490.9   $336.5   $422.2   $380.2   $432.3
Ratio of expenses to average
 net assets.........................    .62%    .66%      .67%     .67%     .66%     .70%     .71%     .74%     .77%     .74%
Ratio of net investment income
 to average net assets..............    .29%    .68%      .72%     .79%    1.01%    1.24%    1.78%    1.43%    1.97%    1.37%
Portfolio turnover rate.............  24.47%   19.63%   17.38%   27.32%   11.47%   12.46%   18.78%    8.22%   18.42%   25.66%
Average commission rate paid by the
 Fund on portfolio investment
 transactions*......................  $0.046   $0.048     --       --       --       --       --       --       --       --


*Disclosure of this rate is required by the Securities and Exchange Commission on a prospective basis beginning with the Fund's 1996 fiscal year end. The Fund has chosen to disclose this rate beginning in fiscal 1995.



	The accompanying notes to financial statements are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 1996
-------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --
    Nicholas II, Inc. (the "Fund") is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended. The primary objective of the Fund is capital appreciation in which income is a secondary consideration. To achieve its objective, the Fund invests in a diversified list of common stocks having growth potential. The following is a summary of the significant accounting policies of the Fund.

    (a) Each security, excluding short-term investments, is valued at the last sale price reported by the principal security exchange on which the issue is traded, or if no sale is reported, the latest bid price. Variable demand notes are valued at cost which approximates market value. U.S. Treasury Bills and commercial paper are stated at market value with the resultant difference between market value and original purchase price being recorded as interest income. Investment transactions are recorded no later than the first business day after the trade date. Cost amounts, as reported on the statement of assets and liabilities, are the same for Federal income tax purposes.

	 Programming and Sytems, Inc., (the "Company"), common stock was delisted by NASDAQ after the Securities and Exchange Commission suspended trading. The Board of Directors of the Fund have deemed the shares worthless until additional information, including audited financial statements, is released by the Company. Currently the Company is attempting to resolve this issue.

    (b) Net realized gains and losses on common stocks and bonds were computed on the basis of specific certificates.

    (c) Provision has not been made for Federal income taxes or excise taxes since the Fund has elected to be taxed as a "regulated investment company" and intends to distribute substantially all taxable income to its shareholders and otherwise comply with the provisions of the Internal Revenue Code applicable to regulated investment companies.

    (d) Dividend income and distributions to shareholders are recorded on the ex-dividend date. Non-cash dividends, if any, are recorded at fair market value on date of distribution.

    (e) The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

(2) INVESTMENT ADVISER AND MANAGEMENT AGREEMENT --
    The Fund has an agreement with Nicholas Company, Inc. (with whom certain officers and directors of the Fund are affiliated) to serve as investment adviser and manager. Under the terms of the agreement, a monthly fee is paid to the investment adviser based on 1/16th of 1% (.75 of 1% on an annual basis) of the average net asset value up to and including $50 million and 1/20th of 1% (.6 of 1% on an annual basis) of the average net asset value over $50 million up to and including $100 million and 1/24th of 1% (.5 of 1% on an annual basis) of the average net asset value in excess of $100 million. Also, the investment adviser may be reimbursed for clerical and administrative services rendered by its personnel. This advisory agreement is subject to an annual review by the Directors of the Fund.

(3) NET UNREALIZED APPRECIATION --
    Aggregate gross unrealized appreciation (depreciation) as of September 30, 1996, based on investment cost for Federal tax purposes is as follows:

	 Aggregate gross unrealized appreciation on investments.. $351,241,396 Aggregate gross unrealized depreciation on investments.. (12,831,331)
								   -----------
	      Net unrealized appreciation ....................... $338,410,065
								  ============

SEPTEMBER 30, 1996
-------------------------------------------------------------------------------

(4) INVESTMENT TRANSACTIONS --
    For the year ended September 30, 1996, the cost of purchases and the proceeds from sales of investment securities, other than short-term obligations, aggregated $173,441,963 and $223,550,994, respectively.

(5) TRANSACTIONS WITH AFFILIATES --
    Following is an analysis of fiscal 1996 transactions with "affiliated companies" as defined by the Investment Company Act of 1940:


											 AMOUNT OF
											 DIVIDENDS
						       SHARE ACTIVITY                    CREDITED
					    -----------------------------------------    TO INCOME
					    BALANCE                           BALANCE    IN FISCAL
    SECURITY NAME                           9/30/95   PURCHASES     SALES     9/30/96       1996
    -------------                           -------   ---------     -----     -------    ---------
    Emeritus Corporation................      --        581,000       --       581,000   $   --
    Keane, Inc..........................    963,675      55,000       --     1,018,675       --
    Litchfield Financial Corporation (a)    347,287      66,000       --       413,287     13,230
											 $ 13,230

(a) The share activity has been adjusted to reflect a stock split/dividend.

----------------------------------------------------------------------------------------------------------------
HISTORICAL RECORD (UNAUDITED)

					      NET INVESTMENT                        DOLLAR         GROWTH OF
				   NET            INCOME        CAPITAL GAIN       WEIGHTED        AN INITIAL
			       ASSET VALUE    DISTRIBUTIONS    DISTRIBUTIONS    PRICE/EARNINGS      $10,000
				PER SHARE       PER SHARE        PER SHARE          RATIO**        INVESTMENT***
			       -----------    --------------   -------------    --------------    -----------
October 17, 1983*............   $10.00         $  --             $  --               --             $ 10,000
September 30, 1987...........    21.01          .420              .513             20.9 times        23,108
September 30, 1988...........    18.58          .338             1.303             15.0              22,766
September 30, 1989...........    21.76          .335              .080             17.1              27,291
September 30, 1990...........    17.39          .3124             .6686            14.8              22,888
September 30, 1991...........    23.87          .3422             .1434            17.8              32,250
September 30, 1992...........    24.53          .2447             .4042            17.3              34,052
September 30, 1993...........    26.94          .2350             .8000            18.1              38,885
September 30, 1994...........    26.71          .2000            1.4700            18.5              41,020
September 30, 1995...........    30.07          .2056(a)         1.8944(a)         20.8              50,205
September 30, 1996...........    33.34          .1750(b)         2.4979(b)         28.9              60,922

   *Date of Initial Public Offering                            (a) Paid December 31, 1994 to shareholders of
  **Based on latest 12 months accomplished earnings                record December 27, 1994.
 ***Assuming reinvestment of all distributions
							       (b) Paid December 31, 1995 to shareholders of
Range in quarter end price/earnings ratios                         record December 26, 1995.
	 High                Low
    9/30/96   28.9     9/30/85    11.7


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
------------------------------------------------------------------------------
To the Shareholders and Board of Directors of Nicholas II, Inc.:

    We have audited the accompanying statement of assets and liabilities of NICHOLAS II, INC. (the "Fund", a Maryland corporation), including the schedule of investments, as of September 30, 1996, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 1996, by correspondence with the custodian and brokers. As to securities purchased but not received, we requested confirmation from brokers and, when replies were not received, we carried out other alternative auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Nicholas II, Inc. as of September 30, 1996, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for the periods presented in conformity with generally accepted accounting principles.



				       ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin,
November 8, 1996.

		     CAN YOU AFFORD NOT TO INVEST IN AN IRA?

    The maximum yearly IRA contribution is the less of $2,000 or 100% of your compensation. Every year that you contribute this amount you may also deduct it from your Federal income taxes, unless you (or your spouse) are an eligible participant in an employer-sponsored retirement plan and your adjusted gross income exceeds certain limits as defined by the Internal Revenue Code. This deduction can lead to substantial savings, especially when you look at the relationship between higher tax brackets and the net cost of investing. The table below illustrates a schedule of tax brackets, resulting tax savings, and the net cost of investing $2,000 in an IRA, assuming full deductibility of your contributions.

				  TABLE I

	    FEDERAL TAX          FEDERAL TAX            NET COST OF INVESTING
	     BRACKETS              SAVINGS                $2,000 IN AN IRA
	    -----------          -----------            ---------------------
		15%                  $300                      $1,700
		28%                   560                       1,440
		31%                   620                       1,380
		36%                   720                       1,280
	      39.6%                   792                       1,208

    Even if you are an eligible participant in an employer-sponsored retirement plan, you may still make a non-deductible IRA contribution (subject to the $2,000/100% of compensation limit). Another tax advantage to investing in an IRA is that any amounts received from dividends, interest, etc., accumulate tax deferred, whether or not your contribution is fully deductible. Taxes will have to be paid when you receive distributions.

    Finally, Table II shows the various amounts accumulated in a IRA under different annual rates of return, based on a $2,000 annual year end contribution. These figures are purely hypothetical since investment returns are rarely constant year to year. Yet, one can get a good idea that investing in an IRA plan provides a good nest egg for retirement.

				    TABLE II
			   Amounts accumulated in an IRA

				       ANNUAL RATES OF RETURN
			  ------------------------------------------------
	  AFTER               8%        10%           12%            15%
	  -----           --------   --------     ---------     ----------
	  10 years        $ 28,973   $ 31,874     $  35,096     $   40,606
	  20 years          91,524    114,550       144,104        204,880
	  30 years         226,566    328,980       482,660        869,480
	  40 years         518,113    885,180     1,534,180      3,558,000


------------------------------------------------------------------------------
Top Ten Equity Holdings
September 30, 1996 (Unaudited)
------------------------------------------------------------------------------
							    Percentage of
							  Total Net Assets
Keane, Inc.                                                     6.31%
Health Management Associates, Inc. Cl A                         4.69%
Fiserv, Inc.                                                    3.17%
VIVRA Incorporated                                              3.01%
Consolidated Stores Corporation                                 2.90%
General Motors Corporation - Class H                            2.50%
Mutual Risk Management Ltd.                                     2.32%
Elan Corporation, plc                                           2.28%
Expeditors International of Washington, Inc.                    2.25%
Kohl's Corporation                                              2.19%

			OFFICERS AND DIRECTORS

			  ALBERT O. NICHOLAS
			President and Director

			   ROBERT H. BOCK
			      Director

			  MELVIN L. SCHULTZ
			      Director

			   RICHARD SEAMAN
			      Director

			  DAVID L. JOHNSON
		      Executive Vice President

			  THOMAS J. SAEGER
	       Executive Vice President and Secretary

			  DAVID O. NICHOLAS
			Senior Vice President

			  LYNN S. NICHOLAS
			Senior Vice President

			  CANDACE L. LESAK
			   Vice President

			   JEFFREY T. MAY
		    Vice President and Treasurer

			  JOHN O'HARE II
			  Vice President

			KATHLEEN A. EVANS
		    Assistant Vice President

		    CUSTODIAN AND TRANSFER AGENT
		       FIRSTAR TRUST COMPANY
			     Milwaukee
			  (414) 276-0535


	       Member of 100% NO-LOAD tm MUTUAL FUND
			    COUNCIL

	This report is submitted for the information of shareholders of the Fund. It is not authorized for distribution to prospective investors unless preceded or accompanied by an effective prospectus.